EXHIBIT 10.19

October 13th 2014

Mike Berry
[Address]

Dear Mike,
I am pleased to offer you the position of Executive Vice President and Chief Financial Officer with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi, CEO and President.
The compensation portion of your package consists of:

•	A base salary of $410,000.

•	An annual target bonus of 90% of your base salary, paid semi-annually and contingent on meeting company objectives.

•
We will also recommend that you receive equity awards consisting of (i) 60,000 Restricted Stock Units (RSUs), (ii) 25,000 Performance-Based Restricted Stock Units (PSUs), and (iii) 175,000 non-qualified stock options. The PSUs will be awarded pursuant to the terms of our 2015 performance-based RSU program. For additional details, please read and sign the Informatica Equity Grant Addendum below.

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase Plans.
At the time of your relocation to California, the Company will construct a relocation package to support your move, of up to $100,000. The Company will arrange the shipping of your household goods and vehicles through the services of a relocation company and the remaining funds from the $100,000 “budget” can be used towards reimbursement of the closing fees in connection with the sale of your Arizona property, and temporary housing following your move to the Bay Area; and will be paid subject to applicable tax and local laws.
As a senior officer of the Company, you will also be entitled to participate in the Company’s executive severance plan. A copy of the Executive Severance Agreement is enclosed for your review and signature.
After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing the documents. In addition, please complete the enclosed required new hire forms and return this letter, the agreements, and the new hire forms to our office as indicated below. This offer and the agreements enclosed herewith are valid through October 15th, 2014 after which time this offer shall lapse.
California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.
This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work. By agreeing to this offer you also confirm that there are no restrictions or limitations on your ability and right to work for Informatica Corporation or to work in the data integration and management technology space by virtue of any agreements with or obligations to your current employer or previous employers. Furthermore, this offer and your employment with Informatica are contingent upon a background check.

Please advise me of your start date once you have agreed it with Sohaib.
Please fax a copy of the signed offer letter, Equity Grant Addendum, Proprietary Information and Inventions Agreement (EPIIA) and Executive Severance Agreement to me at (650) 745 1000 (confidential fax).
and
Please also bring the following documents on your first day. I’ll provide a link to these new hire documents under separate cover.

◦	Employee Proprietary Information & Inventions Agreement

◦	Background Check Release Authorization

◦	New Employee Information

◦	Voluntary Self-Identification

◦	Form W-4

◦	Complete Section 1 of Form I-9 (Employment Eligibility Verification)

◦	Present identification for Form I-9 upon hire date

I look forward to working with you and, on behalf of the company and its employees, extend a warm welcome to you. Sincerely, /s/ Jo Stoner Jo Stoner Chief Human Resources Officer

Michael Berry	/s/ Michael Berry
Date:	October 13, 2014

Informatica Equity Grant Addendum

Following the commencement of your employment with Informatica Corporation (the “Company”), the Company’s management will recommend to the Compensation Committee of Informatica’s Board of Directors (the “Committee”) that you be granted 60,000 restricted stock units under Informatica’s 2009 Equity Incentive Plan, as amended (the “Plan”). The Committee typically meets during the first month of each quarter. The grant date for the approved restricted stock units will typically be the first business day in the month following the approval meeting (provided such date is during an open trading window). Your restricted stock units will vest over a four year period in 25% increments on each annual anniversary of the grant date, subject to your continued service with Informatica on each vesting date. Your grant of restricted stock units will be subject to the terms and conditions of the Plan and a standard award agreement under the Plan. You will receive further information about your restricted stock unit award at a later date.
In addition, following the commencement of your employment with the Company, the Company’s management will recommend to the Committee that you be granted 25,000 performance-based restricted stock units under the Plan. These performance-based restricted stock units will be granted pursuant to the terms of the 2015 performance-based restricted stock unit program, which the Company expects will be established and approved by the Committee in January 2015. Under the Company’s performance-based restricted stock unit program, a target number of performance-based restricted stock units will be eligible to vest over a particular period if applicable performance criteria are met during a specified performance period. The grant date for the approved performance-based restricted stock units will typically be the first business day in the month following the approval meeting (provided such date is during an open trading window). Your grant of performance-based restricted stock units will be subject to the terms and conditions of the Plan and a standard award agreement under the Plan. You will receive further information about your performance-based restricted stock unit award at a later date.
Furthermore, following the commencement of your employment with the Company, the Company’s management will recommend to the Committee that you be granted a non-qualified stock option under the Plan to purchase 175,000 shares. The grant date for the approved stock options will typically be the first business day in the month following the approval meeting (provided such date is during an open trading window) and the strike price will be equal to the closing market price on that date. Your stock options will commence vesting on your employment start date and will vest 25% on the first anniversary of the vesting commencement date and in equal monthly installments over the next three years thereafter, all subject to your continued service with Informatica on each vesting date. Your grant of stock options will be subject to the terms and conditions of the Plan and a standard award agreement under the Plan. You will receive further information about your stock option grant at a later date.
The grant of restricted stock units, performance-based restricted stock units and the non-qualified stock options are subject to the appropriate documentation that will confirm the action taken by the Committee in connection with these grants. The Plan’s administrator will provide you with this documentation following the approval of the equity award(s).
Please keep in mind that this proposed grant of equity award(s) is only a recommendation to the Committee. The information about the grant(s) provided in the paragraphs above should not be construed as guaranteed grant(s) because no grant(s) can be made to you without the Committee’s specific approval and unless you properly execute the appropriate documentation that will confirm the action taken by the Committee in connection with the grant(s). Your participation in, and your rights under, the applicable Informatica employee equity program (and its terms) do not form part of your terms and conditions of employment with your employer nor do they provide a right of continued employment with your employer. Similarly, notwithstanding that the equity plan participation is through Informatica, it does not give rise and should not be construed as giving rise to any employment relationship between you and Informatica.

/s/ Michael Berry	October 13, 2014
Michael Berry	Date

INFORMATICA CORPORATION
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Severance Agreement”) is entered into as of the last date signed below (the “Effective Date”) by and between Informatica Corporation (the “Company”) and Michael Berry (the “Executive”) (collectively, the “Parties”).
NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:
1.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Severance Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company immediately following the termination of his employment if the Board so requests.
2.Term of Agreement. This Severance Agreement will have an initial term of two years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Severance Agreement automatically will renew for an additional one-year term unless the Company provides Executive with notice of non-renewal at least 90 days prior to the date of automatic renewal.
3.Severance.
(a)Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 4, Executive will receive: (i) continued payment of his base salary for a period of twelve (12) months (the “Continuance Period” if Executive is entitled to receive payments under this Section 3(a)), (ii) a lump sum payment equal to 100% of Executive’s annual on-target bonus, commissions or variable earnings, assuming Company performance at 100% of target for Company bonus determination, (iii) reimbursement for any applicable premiums to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) immediate vesting with respect to all unvested equity awards that were or are granted prior to or after the date hereof.
(b)Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the period beginning on November 1st, 2014 and ending on October 31st, 2015, and the termination is not in Connection with a Change of Control, then, subject to Section 4, Executive will receive (i) a lump-sum payment equal to his base salary for a period of six (6) months, (ii) a lump sum payment equal to 50% of Executive’s annual on-target bonus, commissions or variable earnings, assuming Company performance at 100% of target for Company bonus determination, and (iii) reimbursement for any applicable premiums to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Severance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law). For purposes of this Severance Agreement, “Severance Period” means the six (6) month period following such termination if Executive is entitled to receive payments under this Section 3(b).
(c)All Other Terminations. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company’s then established policies and practices.
(d)Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).
(e)Sole Right to Severance. This Severance Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Severance Agreement will be so reduced.
4.Conditions to Receipt of Severance; No Duty to Mitigate.
(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company, and provided further that separation agreement and release of claims becomes effective no later than sixty (60) days following the termination date. No severance will be paid or provided until the separation agreement and release agreement becomes effective.
(b)Timing of Payments. Any severance payments or benefits under this Severance Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 5) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 5. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following the Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Severance Agreement.
(c)Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees not to engage in Competition during the Continuance Period or Severance Period. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3 will cease immediately.
(d)Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees that, during the Continuance Period or Severance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not solicit business from any of the Company’s substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3 will cease immediately.
(e)Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees to refrain from any disparagement, criticism, defamation, slander of the Company, its directors, or its employees, or tortious interference with the contracts and relationships of the Company. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.
(f)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Severance Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
5.Section 409A.
(a)Notwithstanding anything to the contrary in this Severance Agreement, no severance payable to Executive, if any, pursuant to this Severance Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)Notwithstanding anything to the contrary in this Severance Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of

Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Severance Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)Any amount paid under this Severance Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.
(d)Any amount paid under this Severance Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.
(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
6.Definitions.
(a)Benefit Plans. For purposes of this Severance Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
(b)Cause. For purposes of this Severance Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, or (iv) Executive’s violation or breach of Executive’s Employee Proprietary Information and Inventions Agreement; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event.
(c)Change of Control. For purposes of this Severance Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) the individuals who, at the beginning of any period of two consecutive years, constitute the Board (the “Incumbent Directors”) cease for any reason during such period to constitute at least a majority of the Board, unless the election or the nomination for election by the Company’s stockholders of a director first elected during such period was approved by the vote of at least a majority of the Incumbent Directors, whereupon such director also shall be classified as an Incumbent Director, or (v) a dissolution or liquidation of the Company.

(d)Competition. For purposes of this Severance Agreement, Executive will be deemed to have engaged in “Competition” if Executive, without the consent of the Board, directly or indirectly provides services to (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, or otherwise), or has or obtains any ownership interest in or participates in the financing, operation, management, or control of, any person, firm, corporation, or business that competes with the Company. Executive having solely an ownership interest of less than 1% of any corporation shall not be Competition.
(e)Disability. For purposes of this Severance Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.
(f)Good Reason. For purposes of this Severance Agreement, with respect to a termination that occurs on or following the date three months preceding a Change of Control, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than a reduction where Executive assumes similarly functional duties on a divisional basis following a Change of Control due to the Company becoming part of a larger entity, (ii) a material reduction in Executive’s Base Salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the Company’s other executive officers, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 35 miles from its prior location. In order for a resignation to qualify as for “Good Reason,” the Executive must provide the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.
(g)In Connection with a Change of Control. For purposes of this Severance Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control (the “Change of Control Period”). Notwithstanding the foregoing, a resignation by Executive for Good Reason shall be in Connection with a Change of Control only if the event that constitutes Good Reason occurs during the Change of Control Period.
(h)Section 409A Limit. For purposes of this Severance Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.
7.Assignment. This Severance Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Severance Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Severance Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
8.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Informatica Corporation
Attn: Chief Executive Officer
2100 Seaport Blvd
Redwood City, CA 94063
If to Executive:
at the last residential address known by the Company.
9.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Severance Agreement will continue in full force and effect without said provision.
10.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Severance Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Severance Agreement and the Confidentiality Agreement.
11.Integration. This Severance Agreement, together with the Employee Proprietary Information and Inventions Agreement between Executive and the Company (the “Confidential Information Agreement”) and Executive’s Company stock option and other equity agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Severance Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
12.Waiver of Breach. The waiver of a breach of any term or provision of this Severance Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Severance Agreement.
13.Survival. The Confidential Information Agreement and Sections 4 and 9 will survive the termination of this Severance Agreement.
14.Headings. All captions and Section headings used in this Severance Agreement are for convenient reference only and do not form a part of this Severance Agreement.
15.Tax Withholding. All payments made pursuant to this Severance Agreement will be subject to withholding of applicable taxes.
16.Governing Law. This Severance Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
17.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Severance Agreement, and is knowingly and voluntarily entering into this Severance Agreement.
18.Counterparts. This Severance Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
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IN WITNESS WHEREOF, each of the parties has executed this Executive Severance Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
INFORMATICA CORPORATION

By:	/s/ Sohaib Abbasi	Date:	November 1, 2014
Sohaib Abbasi
President and Chief Executive Officer

EXECUTIVE:

/s/ Michael Berry		Date:	November 1, 2014
Michael Berry

SIGNATURE PAGE TO EXECUTIVE SEVERANCE AGREEMENT